Exhibit 99.1

Keryx Biopharmaceuticals Provides Update from Ongoing Zerenex™ (ferric citrate coordination complex) Long-Term Safety Extension Study in Patients with Hyperphosphatemia on Dialysis

Data to date support results from long-term Phase 3 study

New York, NY—(GLOBE)—November 8, 2013—Keryx Biopharmaceuticals, Inc. (NASDAQ: KERX) today announced preliminary, unaudited data from an ongoing 48-week safety extension study of Zerenex™ (ferric citrate coordination complex) the Company’s drug candidate for the treatment of hyperphosphatemia in patients with chronic kidney disease on dialysis. Only patients who had participated in, and successfully completed the 58-week, long-term Phase 3 study were eligible for enrollment into this safety extension study. This 48-week, open-label extension (OLE) study, which is not a regulatory requirement, is being conducted in 35 sites in the United States. The study commenced enrollment in August 2012 and is anticipated to be completed in the first half of 2014.

Patients in the OLE study are titrated to achieve and maintain normal serum phosphorus levels (3.5 to 5.5 mg/dL) for a period of 48 weeks. This study, together with the 58-week, long-term Phase 3 safety and efficacy study, represents potential cumulative exposure to Zerenex of up to 2 years.

Enrollment in the OLE study included 168 patients, of which 166 patients were dosed with Zerenex, consisting of 114 and 52 patients from the Zerenex and Active Control arms of the completed long-term Phase 3 study, respectively.

The data presented is through October 31, 2013, and appear to corroborate the data observed in the completed long-term Phase 3 study. Key highlights from this preliminary data include:

•	Effective control of serum phosphorus within the normal range of 3.5 to 5.5 mg/dL;

•	Increase and plateau of transferrin saturation (TSAT) and ferritin at weeks 12 and 24, respectively, with ferritins decreasing after week 36;

•	Extremely limited use of intravenous (IV) iron in the study, with 69% of patients not receiving any IV iron throughout the study; and

•	Substantially lower use of IV iron and erythropoiesis stimulating agents (ESAs) in the OLE study, as compared to national averages, by 85% and 62%, respectively, while maintaining hemoglobin.

Mean Laboratory Measurements:

	Baseline	Week 12	Week 24	Week 36	Week 48
Number of subjects at timepoint as of October 31, 2013	166	154	135	108	59
Serum phosphorus (mg/dL)	5.7	5.3	5.3	5.2	5.5
TSAT (%)	32	38	36	38	38
Ferritin (ng/mL)	700	804	848	846	717

Note: Missing values were not imputed.

IV Iron Use in the OLE Study:

Based on these preliminary data through October 31, 2013, the observed uses of IV iron and ESAs in the OLE study are substantially lower than the national averages, as referenced in the most recent U.S. Dialysis Outcomes and Practice Patterns (DOPPS) database, as of April 2013.

Per the OLE protocol, the use of IV iron is prohibited if the patient’s ferritin is >500 ng/mL or TSAT is >30%. The use of IV iron in this study has been extremely limited to date, with 69% of the OLE patients receiving no IV iron at all in the study.

Moreover, as of October 31, the mean monthly administered IV iron dose per patient, for all treated patients in the OLE, is only 32mg/month, or 380mg/year (median dose = 0), compared to the national mean monthly administered IV iron dose per the current DOPPS report of approximately 210 mg/month, or 2500mg/year. This represents an 85% reduction in IV use as compared to the current national average, thereby supporting the Company’s belief that treatment with Zerenex could substantially eliminate the need for IV iron in the overwhelming majority of patients on Zerenex.

ESA Use in the OLE Study:

There are no study protocol limitations on the use of ESAs in the OLE study and ESAs are administered at the physician’s discretion. To date, the weekly average administered dose of ESAs per patient, for all treated patients in the OLE, is 4,500 units/week, compared to the national mean weekly administered ESA dose per the current DOPPS report of 11,800 units/week, representing a reduction of 62% compared to the national average. Also of interest, the current DOPPS report also provides the national median weekly administered ESA dose of 6,800 units/week per patient. In the OLE study to date, the median weekly administered ESA dose is 2,200 units/week per patient, representing a reduction of 68% compared to the national median weekly dose.

Moreover, the preliminary data suggests that hemoglobin appears stable throughout the study, with the baseline hemoglobin level at 11.1 g/dL, and subsequent measurements between 11.1 and 11.6 g/dL (11.5 g/dL at week 48).

These preliminary data on IV iron and ESA use in the OLE study appear to corroborate the long-term Phase 3 data by demonstrating Zerenex’s ability to significantly reduce the need for IV iron and ESAs, while maintaining hemoglobin in dialysis patients.

Safety and Tolerability:

To date, Zerenex appears to be safe and well-tolerated in the study. Importantly, there are no clinically meaningful changes in serum calcium levels and liver enzymes as measured by alanine transaminase (ALT) and aspartate transaminase (AST). The discontinuation rate in the study, to date, is approximately 17%.

Ron Bentsur, the Company’s Chief Executive Officer, commented, “While preliminary, I believe that the data from this OLE study to date reinforces the data observed in the long-term Phase 3 study. Importantly, it is encouraging to see that Zerenex appears to be safe and well tolerated for up to two years of cumulative exposure in clinical studies.” Mr. Bentsur continued, “Also of note is the extremely limited use of IV iron and the considerably lower use of ESAs observed in the OLE study to date, as compared to the national averages, while maintaining stable hemoglobin levels. With approximately $2.5 billion of annual spending on ESAs and IV iron in the U.S. dialysis setting, the OLE study could further highlight the potential profound pharmaco-economic benefits that we believe Zerenex can bring forth in dialysis.”

The Company’s New Drug Application (NDA) for the use of Zerenex for the treatment of hyperphosphatemia in chronic kidney disease patients on dialysis is currently under review by the FDA with an assigned Prescription Drug User Fee Act (PDUFA) goal date of June 7, 2014.

Keryx holds a worldwide license (except for certain Asian Pacific countries) to Zerenex (ferric citrate coordination complex) from Panion & BF Biotech, Inc. The Japanese rights are sublicensed by Keryx to Japan Tobacco Inc. and Torii Pharmaceutical Co., Ltd.

About Keryx Biopharmaceuticals, Inc.

Keryx Biopharmaceuticals is focused on the acquisition, development and commercialization of medically important pharmaceutical products for the treatment of renal disease. Keryx is developing Zerenex (ferric citrate coordination complex), an oral, ferric iron-based compound that has the capacity to bind to phosphate and form non-absorbable complexes. Keryx has completed a U.S.-based Phase 3 clinical program for Zerenex for the treatment of hyperphosphatemia (elevated phosphate levels) in patients with chronic kidney disease on dialysis, conducted pursuant to a Special Protocol Assessment (SPA) agreement with the Food and Drug Administration (FDA). The Company’s New Drug Application (NDA) is currently under review by the FDA with an assigned Prescription Drug User Fee Act (PDUFA) goal date of June 7, 2014. The Marketing Authorization Application filing with the European Medicines Agency (EMA) is pending submission. The Company is also developing Zerenex in the U.S. for the management of elevated phosphorus and iron deficiency anemia in patients with Stages 3 to 5 non-dialysis dependent chronic kidney disease. In addition, Keryx’s Japanese partner, Japan Tobacco Inc. and Torii Pharmaceutical Co., Ltd. has filed its New Drug Application for marketing approval of ferric citrate in Japan for the treatment of hyperphosphatemia in patients with chronic kidney disease. Keryx is headquartered in New York City.

Forward-Looking Statements

Some of the statements included in this press release, particularly those relating to the results of clinical trials, the clinical benefits to be derived from Zerenex (ferric citrate coordination complex), regulatory submissions and the timing of any such review, approvals, the commercial opportunity and competitive positioning, and any business prospects for Zerenex, may be forward-looking statements that involve a number of risks and uncertainties. For those statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Among the factors that could cause our actual results to differ materially are the following: safety and efficacy data from the ongoing 48-week, open-label extension (OLE) study presented herein are preliminary and unaudited in nature and there is the risk that the data and our interpretation of the data and its findings and conclusions could change following a more comprehensive review of the data or upon the completion of the study; acceptance of the NDA filing represents only a preliminary evaluation of the application and is not indicative of deficiencies that may be identified during the FDA’s review; a PDUFA goal date is subject to change and does not guarantee that the review of the NDA will be completed on a timely basis; the risk that the FDA, EMA, and/or the Japanese Ministry of Health, Labour and Welfare ultimately deny approval of the U.S. NDA, MAA and/or Japanese NDA, respectively; the risk that SPAs are not a guarantee that the FDA will ultimately approve a product candidate following filing acceptance; whether the FDA and EMA will concur with our interpretation of our Phase 3 study results, supportive data, or the conduct of the studies; whether, Zerenex, if approved, will be successfully launched and marketed; and other risk factors identified from time to time in our reports filed with the Securities and Exchange Commission. Any forward-looking statements set forth in this press release speak only as of the date of this press release. We do not undertake to update any of these forward-looking statements to reflect events or circumstances that occur after the date hereof. This press release and prior releases are available at http://www.keryx.com. The information found on our website is not incorporated by reference into this press release and is included for reference purposes only.